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Doc ID

DAC42356926/2

Our Ref

162745-0011

BioNTech SE
An der Goldgrube 12
55131 Mainz
Germany

February 18, 2021

BioNTech SE – Form S-8 Registration Statement

Ladies and Gentlemen

We are acting as legal advisers to BioNTech SE, a European stock corporation (SE) with its business address at An der Goldgrube 12, 55131 Mainz, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz, Germany, (the Commercial Register) under number HRB 48720 (the Company) as to matters of German law in connection with possible future issuances from time to time pursuant to a registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on February 18, 2021 pursuant to the Securities Act of 1933, as amended (the Registration Statement) of up to (i) 18,703,389 ordinary shares of the Company with a notional amount of EUR 1.00 per share (any such ordinary share of the Company a Share, any Share as of the date hereof held in treasury a Treasury Share, and any Share newly issued for purposes of making or settling grants under any Plan (as defined below) a New Share) and/or (ii) 18,703,389 American Depositary Shares (the ADSs), with each ADS representing one Share and issued by the relevant depositary against the deposit by the Company of either one Treasury Share or one New Share. Shares are or may become issuable under the following programs: (i) Up to 16,001,019 Shares under the 2017 Employee Stock Ownership Plan, (ii) up to 472,370 Shares under the 2020 Management Board ESOP, (iii) up to 2,000,000 Shares under the 2020 Employee Equity Plan, and (iv) up to 230,000 Shares under the 2020 Restricted Stock Unit Plan for North America Employees (together the Plans).

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater Partnerschaftsgesellschaft mit beschränkter Berufshaftung (Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB) has its seat in Frankfurt am Main and is registered with the partnership register of the Amtsgericht Frankfurt am Main with registered number PR 2677. For further regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of all members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB is available on request. The reference to “partners” means members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB as well as consultants and employees of Freshfields Bruckhaus Deringer Steuerberater PartG mbB with equivalent standing and qualifications who are not members of the partnership.

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In this opinion, “Germany” means the Federal Republic of Germany.

1.	Documents Reviewed

For the purpose of rendering this legal opinion, we have examined the following documents (together, the Opinion Documents):

(a)	a copy of the Company’s articles of association (Satzung), as in effect as of the date of this opinion (the Articles of Association);
(b)	a copy of an electronic excerpt (Handelsregisterauszug) from the Commercial Register relating to the Company dated February 18, 2021 (the Register Excerpt);
(c)	a copy of the Registration Statement;
(d)	copies of the resolutions of (i) the management board (Vorstand) of the Company dated 4 July 2019 and 7 July 2019 and (ii) the supervisory board (Aufsichtsrat) of the Company both dated 9 July 2019, each relating to the utilization of the authorized capital (genehmigtes Kapital) stipulated in § 4 para. 6 of the Company’s articles of association in force at that time for the purpose of creating the Treasury Shares;
(e)	copies of the resolutions of (i) the management board (Vorstand) of the Company dated 15 December 2020 and (ii) the supervisory board (Aufsichtsrat) of the Company dated 15 December 2020 regarding the approval of the 2020 Employee Equity Plan and the 2020 Restricted Stock Unit Plan for North America Employees;
(f)	copies of the minutes of the annual general shareholders’ meetings of the Company held on August 18, 2017, September 17, 2018, August 19, 2019 and June 26, 2020, resolving upon, among others, the creation and/or amendment of the Authorized Capital (Genehmigtes Kapital), the Conditional Capital ESOP 2017/2019 (Bedingtes Kapital ESOP 2017/2019), and the authorization to grant options in connection with the ESOP 2017/2019 (Aktienoptionsprogramm 2017/2019) (together with the resolutions under (d) and (e) the Resolutions); and
(g)	any such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have not reviewed any other documents for the purposes of this opinion.
2.	Assumptions

As to questions of fact material to this opinion that we did not independently establish or verify, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

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In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;
(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;
(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us by the party that in the respective draft is envisaged to so execute the respective Opinion Document;
(d)	that all individuals who have executed and delivered or will execute and deliver any of the Opinion Documents had or will have, at the relevant times, (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective party (other than individuals executing, passing or delivering on behalf of the Company), in executing and delivering the relevant Opinion Document;
(e)	that none of the Opinion Documents has been or, as the case may be, will be revoked, rescinded, repealed, terminated (whether in whole or in part), amended or supplemented;
(f)	the correctness and completeness of all factual matters expressed in the Opinion Documents;
(g)	that the Register Excerpt is accurate and complete as at its date and that no changes to the facts related therein have occurred between the date the Register Excerpt was issued and the date hereof;
(h)	that the Articles of Association are true and accurate as of the date of this opinion;
(i)	that the Company will at all times continue to have sufficient authorized capital (genehmigtes Kapital) or conditional capital (bedingtes Kapital) with the relevant authorization to waive any pre-emptive subscription rights;
(j)	that the management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Company will duly pass the relevant resolutions for the issuance of any New Shares (the Future Resolutions) in accordance with the Articles of Association, the terms of the Plans, the Resolutions and applicable law;
(k)	that upon issuance of any New Shares, the Company will receive payment in cash of an issue price in accordance with the Plans, the Resolutions, the Future Resolutions and applicable law; and
(l)	that there will be no amendments to the authorized capital (genehmigtes Kapital) of the Company which would adversely affect the issuance of any New Shares and the conclusions stated in this opinion.

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3.	Laws Considered

The undersigned is admitted to the bar association (Rechtsanwaltskammer) in Hamburg, Germany, and licensed as attorney (Rechtsanwalt) in Germany. This opinion is, therefore, limited to matters of German law as presently in effect and applied by the German courts (including the law of the European Union to the extent it is directly applicable in Germany). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

4.	Opinion Statements

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:

(a)	The Company is a European stock corporation (SE) duly established and validly existing under the laws of Germany and registered with the Commercial Register under number HRB 48720.
(b)	The issuance of the Treasury Shares has been duly authorized by all requisite corporate action on the part of the Company and the Treasury Shares are validly issued, fully paid, and non-assessable (nicht nachschusspflichtig).
(c)	Any New Shares will be duly authorized, validly issued, fully paid and non-assessable (if and when authorized in accordance with the law, issued and paid under the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolutions, the Future Resolutions, the Articles of Association, and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith)).
5.	Qualifications

The foregoing opinion statements are subject to the following qualifications:

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is limited to the matters addressed herein and should not be read as opinion in respect to any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

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Very truly yours, /s/ Dr. Peter Versteegen Dr. Peter Versteegen Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB